NEWS BULLETIN	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, May 11, 2011

POINT.360 ANNOUNCES THIRD QUARTER AND FIRST NINE MONTH RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and nine month periods ended March 31, 2011, including its second consecutive quarter of positive cash flow.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “In the three months ended March 31, 2011, the Company generated $2.1 million of positive cash flow as measured by earnings before interest, taxes, depreciation and amortization and other non-cash charges (EBITDAN).  This compares to EBITDAN of $0.5 million in the second quarter and a negative $1.1 million in the first quarter of the current fiscal year.  Sales in the third quarter were $9.3 million.”

Mr. Bagerdjian continued:  “In the just-ended quarter, the $2.1 million cash flow was the sum of $1.1 million from operations and a $1 million claim settlement.  Additionally, we increased our new line of credit from $1 million to $3 million.  We also selected the Movie>Q automated inventory management system as our DVD distribution method over the vending machine-type alternative, both of which were originally acquired when we started the R&D project.  The decision resulted in a non-cash impairment charge of $0.7 million in the current quarter.”

Revenues

Revenue for the quarter ended March 31, 2011 totaled $9.3 million compared to $9.5 million in the same quarter last year.  The decline was due to approximately $0.2 million lower Media Center storage revenues resulting from a lawsuit settlement, $0.3 million due to the closing of our New York facility and $0.7 million due to the consolidation of our Highland facility into our West Los Angeles location.   Revenues for our other locations increased $1.0 million during the quarter when compared to the prior year’s period.

Revenues for the nine months ended March 31, 2011 were $26.6 compared to $29.2 million last year.  While revenues at Media Center, New York and Highland were lower by $4.3 million, revenues at our other facilities increased $1.7 million.

Gross Margin

Overall gross margins improved by 9% and 4% of sales in the third quarter and nine month periods, respectively, when compared to last year.  In the third quarter of fiscal 2011, gross margin was $3.3 million (35% of sales), compared to $2.5 million (26% of sales) in the prior year’s third quarter.  For the first nine months of fiscal 2011, gross margin was $8.1 million or 31% of sales, compared to $7.8 million, or 27% of sales in last year’s period.

Selling, General and Administrative and Other Expenses

For the third quarter of fiscal 2011, SG&A expenses were $3.2 million, or 35% of sales, compared to $3.4 million, or 35% of sales, in the third quarter of last year.  For the nine months ended March 31, 2011, SG&A expenses were $10.2 million (38% of sales) compared to $10.8 million (37% of sales) last year.  SG&A personnel costs have been reduced $0.3 million and $0.6 million in the current and nine month periods, respectively, when compared to the prior year periods.

Research and development costs associated with Movie>Q and other projects were $18,000 and $381,000 in the three month periods ended March 31, 2011 and 2010, respectively. For the nine-month periods ended March 31, 2011 and 2010, R&D expenses were $0.3 million and $0.8 million, respectively.

As of March 31, 2011, the Company decided not to use a portion of the originally-acquired Movie>Q assets, specifically those related to kiosk (vending) machines, in the Movie>Q project.  In the three and nine month periods ended March 31, 2011, the Company recorded a related $684,000 non-cash impairment charge.

Interest expense was $0.2 million for the three month periods ended March 31, 2011 and 2010.  For the nine month periods, interest expense was $0.6 million and $0.7 million, respectively.  In the current nine-month period, the Company received $0.1 million of interest income from the Internal Revenue Service associated with a $1.5 million tax refund.

Other income represents principally sublease income and $1 million from the settlement of a claim.

Operating (Loss)

Operating loss was $0.7 million and $3.1 million  in the third quarter and first nine months of fiscal 2011 compared to losses of $1.2 million and $3.8 million in the prior year’s periods.

Net (Loss)

For the third quarter of fiscal 2011, the Company reported a net profit of $0.2 million ($0.02 per share) compared to a net loss of $1.4 million ($0.13 per share) in the same period last year.  For the first nine months of fiscal 2011, the Company’s loss was $2.4 million ($0.22 per share) compared to a loss of $4.1 million ($0.40 per share) in the prior year.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2011	2010	2011
Net income (loss)	$(1,380,000)	$212,000	$(4,105,000)	$(2,391,000)
Interest (net)	219,000	216,000	659,000	549,000
Income taxes	--	--	--	--
Depreciation & amortization	857,000	889,000	2,691,000	2,752,000
Other non-cash charges:
Bad debt expense	10,000	9,000	30,000	27,000
Stock option compensation	61,000	76,000	188,000	232,000
Impairment charges	--	684,000	--	684,000

EBITDAN	$(233,000)	$2,086,000	$(537,000)	$1,853,000

In the three and nine month periods ended March 31, 2011, the Company recognized $1 million of income from the settlement of a claim.  Excluding the claim income, EBITDAN for the three and nine month periods ended June 30, 2011 was $1,086,000 and $853,000, respectively.

Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and nine month periods ended March 31, 2010 and 2011:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2011	2010	2011

Revenues	$9,511,000	$9,258,000	$29,184,000	$26,600,000
Cost of services sold	(7,014,000)	(5,990,000)	(21,355,000)	(18,485,000)

Gross profit	2,497,000	3,268,000	7,829,000	8,115,000
Selling, general and administrative expense	(3,353,000)	(3,221,000)	(10,846,000)	(10,182,000)
Research and development expense	(381,000)	(18,000)	(771,000)	(352,000)
Impairment charge	-	(684,000)	-	(684,000)

Operating (loss)	(1,237,000)	(655,000)	(3,788,000)	(3,103,000)
Interest expense	(219,000)	(216,000)	(668,000)	(611,000)
Interest income	-	-	9,000	62,000
Other income	74,000	1,083,000	340,000	1,261,000

Loss before income taxes	(1,380,000)	212,000	(4,105,000)	(2,391,000)
Benefit from income taxes	-	-	-	-
Net loss	$(1,380,000)	$212,000	$(4,105,000)	$(2,391,000)

Loss per share:
Basic:
Net loss	$(0.13)	$0.02	$(0.40)	$(0.22)
Weighted average number of shares	10,496,610	10,763,166	10,379,216	10,685,611
Diluted:
Net loss	$(0.13)	$0.02	$(0.40)	$(0.22)
Weighted average number of shares including the dilutive effect of stock options	10,496,610	10,763,166	10,379,216	10,685,611

Selected Balance Sheet Statistics (unaudited)*

	June 30 2010	March 31, 2011
Working Capital	$2,445,000	$3,094,000
Property and equipment, net	20,157,000	17,678,000
Total assets	31,144,000	28,381,000
Current portion of long term debt	1,197,000	1,699,000
Long-term debt, net of current portion	9,646,000	10,188,000
Shareholder’s equity	11,830,000	9,986,000

*   The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position.  Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies.  Management believes that these computations provide useful information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving  studios, independent producers,  corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers.  The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores.  See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, statements regarding  (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii)  planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions.  Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K.  Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements.  In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company.  The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.